                                                                  Exhibit 3

                            CERTIFICATE OF AMENDMENT
                                        OF
                 AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                 BE FREE, INC.

   Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Be Free, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

   FIRST: That the Board of Directors of the Corporation, at a meeting duly called and held on April 20, 2000 pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, duly adopted resolutions proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation:

  RESOLVED:  That the Amended and Restated Certificate of Incorporation of
             the Corporation be amended so that the Fourth Article reads as follows:

     FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 260,000,000 shares, consisting of (i) 250,000,000 shares of Common Stock, $0.01 par value per share ("Common Stock"), and (ii) 10,000,000 shares of Preferred Stock, $0.01 par value per share ("Preferred Stock").

   SECOND: That at the Annual Meeting of Stockholders of the Corporation on May 25, 2000 holders of a majority of the capital stock of the Corporation duly approved said proposed Certificate of Amendment of the Amended and Restated Certificate of Incorporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

            [The Remainder of this Page is Intentionally Left Blank]

   IN WITNESS WHEREOF the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this 25th day of May, 2000.

                                     BE FREE, INC.

                                     By: /s/ Gordon B. Hoffstein
                                         ------------------------------
                                         Gordon B. Hoffstein
                                         Chief Executive Officer


                                       2